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                          GOODWIN, PROCTER & HOAR LLP
                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881

                                                        TELEPHONE (617) 570-1000
                                                       TELECOPIER (617) 523-1231

                                April 18, 1996

Van Eck Funds
99 Park Avenue
New York, New York 10016

Gentlemen:

     As counsel to Van Eck Funds (the "Trust"), we have been asked to render our opinion in connection with the proposed issuance by the Trust of an indefinite number of Class B shares of beneficial interest, $.001 par value, of the Trust (the "Shares") representing interests in the Global Hard Assets Fund, Asia Infrastructure Fund and Gold opportunity Fund series of the Trust which have been established and designated in Section 4.2 of Article IV of the Trust's Amended and Restated Master Trust Agreement dated February 6, 1992, as amended, all as more fully described in the Prospectuses (the "Prospectuses") and Statement of Additional Information ("Statement of Additional Information") contained in Post-Effective Amendment No. 40 (the "Amendment") to Registration Statement No. 2-97596 to be filed by the Trust.

     We have examined the Amended and Restated Master Trust Agreement of the Trust, as amended, the By-Laws of the Trust, the minutes of meetings and written consents of the Board of Trustees of the Trust, the Prospectuses, Statement of Additional Information and such other documents, records and certificates as we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the applicable Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

     We consent to being named in the Prospectuses and Statement of Additional Information and to the filing of this opinion as an exhibit to the Amendment.

                                              Very truly yours,

                                              /s/ Goodwin, Procter & Hoar LLP

                                              GOODWIN, PROCTER & HOAR LLP